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EXHIBIT NO. 5.1

May 28, 2003

Board of Directors
Transmeridian Exploration, Inc.
397 North Sam Houston Pkwy E, Suite 300
Houston, TX 77060

Re:	Transmeridian Exploration, Inc. Registration Statement on Form S-8

Gentlemen:

        We have been retained by Transmeridian Exploration, Inc. (the "Company") in connection with the Registration Statement (the "Registration Statement") on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to the offering of securities of the Company to certain consultants, employees, officers, and directors. You have requested that we render our opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and non-assessable.

        In connection with the request, we have examined the following:

  1.
  Certificate of Incorporation of the Company;

  2.
  Bylaws of the Company;

  3.
  The Registration Statement; and

  4.
  Resolutions of the Company's Board of Directors.

        We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

        Based solely on the above examination, we are of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued, will be validly issued, fully paid, and non-assessable under the corporate laws of the State of Delaware.

        We consent to our name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,
ADAMS AND REESE, LLP
/s/ Robert C. Beasley Robert C. Beasley

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  EXHIBIT NO. 5.1